EXHIBIT 99.1

Press Release	For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

Photronics Announces Preliminary Financial Results for

the Fourth Quarter of Fiscal 2012

BROOKFIELD, Connecticut October 31, 2012 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced preliminary financial results for the fourth quarter of fiscal 2012.

Photronics expects revenues for the fourth quarter ended October 28, 2012 will be in the range of $102 million to $103 million compared with previous guidance announced on August 15, 2012 of $114 million to $118 million. As a result of the lower revenue, Photronics expects that earnings per diluted share for the fourth fiscal quarter will be in the range of $0.03 to $0.04 compared with previous guidance in the range of $0.14 to $0.17. Photronics plans to provide guidance for the first quarter of fiscal 2013 during its regularly scheduled fourth quarter and full year fiscal 2012 financial results conference call scheduled for December 5, 2012.

“We expect that our fourth quarter revenue and EPS will be lower than previously anticipated as a result of decreased demand for both integrated circuit (IC) and flat panel display (FPD) photomasks in a challenging global economic and electronics industry environment,” stated Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer.  “The slowdown in demand for semiconductors and flat panel displays coupled with a cautious outlook among manufacturers affected photomask orders in the quarter. Our results reflect a general softness in end market consumer devices and its near term effects on new designs for IC and FPD components. Based on our strong market position and favorable long term trends in electronic devices, we continue to be positive about the future opportunities for Photronics.”

Photronics plans to announce its fiscal fourth quarter and full year fiscal 2012 financial results at 4:30 p.m. Eastern Time on Tuesday, December 4, 2012 and host a conference call with investors to discuss these results at 8:30 a.m. Eastern Time on Wednesday, December 5, 2012. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company).  The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors.  Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

13-2012

PLAB – E